                                                                      EXHIBIT 99

[DEVON ENERGY LETTERHEAD]

                                  NEWS RELEASE
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE

MEDIA CONTACTS:         VINCE WHITE
                        VP COMMUNICATIONS AND INVESTOR RELATIONS
                        (405) 552-4505

INVESTOR CONTACTS:      ZACK HAGER
                        MANAGER, INVESTOR RELATIONS
                        (405) 552-4526


               DEVON ENERGY UPDATES OIL AND GAS HEDGING POSITIONS


OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 25, 2001 -- Devon Energy Corporation (AMEX:
DVN; TSE:NSX) announced today that it has entered into various financial transactions concerning some of its 2001 and 2002 oil and natural gas production. Certain portions of Devon's 2001 and 2002 oil and natural gas production were previously hedged by prior agreements. Devon disclosed those agreements in SEC Form 8-K dated January 29, 2001. The following describes transactions entered into since that previous disclosure and the aggregate effect of all the transactions now in place.

FIXED PRICES - OIL PRODUCTION

         For the fourth quarter of 2001, Devon recently entered into price swaps covering approximately 15,000 barrels of oil per day at an average price of $27.10 per barrel. The price swaps will be settled utilizing the monthly average of the closing prices of the New York Mercantile Exchange's (NYMEX) light sweet crude contract.

In aggregate, including previously disclosed transactions, Devon has downside price protection in place for approximately 25,000 barrels per day in the fourth quarter of 2001 at an average price of $22.96 per barrel. For comparison, Devon's second quarter 2001 actual oil production was approximately 110,000 barrels of oil per day.

For 2002, Devon recently entered into price swaps covering approximately 8,000 barrels per day at an average price of $25.50 per barrel. Devon also recently entered into costless collars covering approximately 20,000 barrels per day at average floor and ceiling prices of $23.00 and $28.19 per barrel, respectively.

In aggregate, including previously disclosed transactions, Devon has downside price protection in place for approximately 35,000 barrels of oil per day in 2002. This downside protection is at an average price of $22.36 per barrel.

FIXED PRICES - NATURAL GAS PRODUCTION

         For the fourth quarter of 2001 and the first six months of 2002, Devon recently entered into costless collars covering approximately 149,000 million British thermal units (mmbtu) of natural gas per day. The average floor and ceiling prices for the costless collars are $2.89 and $4.39 per mmbtu, respectively. The costless collars will be settled using the first of the month published index prices in the regions in which the gas is produced.

In aggregate, including previously disclosed transactions, Devon has downside price protection in place for approximately 326,000 mmbtu per day in the fourth quarter of 2001 at an average price of $3.18 per mmbtu. For comparison, Devon's second quarter 2001 actual production was approximately 1,192,000 thousand cubic feet of gas per day.

In aggregate, including previously disclosed transactions, Devon has downside price protection in place for approximately 466,000 mmbtu of gas per day in 2002. This downside price protection is at an average price of $3.18 per mmbtu.

Devon Energy Corporation is an independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon ranks among the top five U.S.-based independent oil and gas producers and is included in the S&P 500 Index. Shares of Devon Energy Corporation trade on the American Stock Exchange under the symbol DVN. Devon's exchangeable shares (resulting from Northstar, Devon's wholly-owned Canadian operating unit) trade on The Toronto Stock Exchange under the symbol NSX.


             NOTICE TO INVESTORS CONCERNING DEVON'S PLANS TO ACQUIRE
                                 MITCHELL ENERGY

Investors and security holders are advised to read the definitive joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the proposed transaction because it will contain important information. A preliminary joint proxy statement/prospectus has been filed with the SEC by Devon and Mitchell. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Devon and Mitchell with the SEC at the SEC's web site at www.sec.gov. The definitive joint proxy statement/prospectus and such other documents (relating to Devon) may also be obtained for free from Devon when they become available by directing such request to: Devon Energy Corporation, 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260,
Attention: Investor Relations, telephone: (405) 552-4570, e-mail: judy.roberts@dvn.com. The definitive joint proxy statement/prospectus and such other documents (relating to Mitchell) may also be obtained for free from Mitchell when they become available by directing such request to: Mitchell Energy & Development Corp., 2001 Timberloch Place, The Woodlands, Texas 77380,
Attention: Investor Relations, telephone: (713) 377-6625, e-mail: mndpr@mitchellenergy.com.

Devon, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from Devon's shareholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in Devon's Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.

Mitchell, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from Mitchell's shareholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in Mitchell's Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.



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